Exhibit 7: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD Dec 02	YTD Dec 03	YTD Dec 02	YTD Dec 03
ASSETS
Cash	3,696	2,038	5.1	3.4
Time deposits and marketable securities	4,141	22,106	5.8	37.2
Accounts receivable	40,871	44,725	56.9	75.3
Accounts receivable from related companies	765	571	1.1	1.0
Inventories	51,240	52,658	71.3	88.7
Recoverable taxes	3,166	3,614	4.4	6.1
Prepaid expenses and other current assets	18,124	19,559	25.2	32.9
Total current assets	122,003	145,272	169.8	244.6

Property, plant and equipment (net)	203,245	162,759	282.8	274.1

Investments	10,750	8,807	15.0	14.8
Goodwill (net)	33,763	24,904	47.0	41.9
Long-term receivables	1,115	463	1.6	0.8
Other	11,057	11,470	15.4	19.3
Total other assets	56,686	45,644	78.9	76.9

Total assets	381,934	353,676	531.5	595.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	79,800	16,229	111.0	27.3
Current portion of long-term bank and other debt	59,242	5,308	82.4	8.9
Current portion of bonds payable	5,542	26,908	7.7	45.3
Current portion of long-term liabilities	50	685	0.1	1.2
Dividends payable	285	32	0.4	0.1
Accounts payable	9,602	8,987	13.4	15.1
Notes payable	8,879	8,353	12.4	14.1
Other payables	1,245	641	1.7	1.1
Notes and accounts payable to related companies	6,313	479	8.8	0.8
Accrued expenses	7,433	7,231	10.3	12.2
Withholdings payable	1,916	1,436	2.7	2.4
Income taxes	0	0	-	-
Deferred income	0	0	-	-
Other current liabilities	926	2,230	1.3	3.8
Total current liabilities	181,233	78,519	252.2	132.2

Long-term bank and other debt	17,937	83,066	25.0	139.9
Bonds payable	64,153	30,598	89.3	51.5
Accrued expenses	4,867	3,985	6.8	6.7
Total long-term liabilities	86,957	117,648	121.0	198.1

Minority interest	13,519	9,939	18.8	16.7

Common stock ( 4,120,088,408 shares authorized
and outstanding, without nominal (par value)	120,929	187,967	168.3	316.5
Share premium	5,985	33,406	8.3	56.3
Reserves	51,666	21,286	71.9	35.8
Retained earnings	(78,356)	(95,090)	(109.0)	(160.1)
Total shareholders' equity	100,224	147,569	139.5	248.5

Total liabilities and shareholders' equity	381,934	353,676	531.5	595.6

1 Exchange rate on December 31 2003 US$1.00 = 593,8
Exchange rate on December 31 2002 US$1.00 = 718,61

Última actualización 18/03/2004